Geeknet Announces Planned Departure Of President And CEO Of ThinkGeek, Inc.

FAIRFAX, Va., Aug. 20, 2012 /PRNewswire/ -- Geeknet, Inc. (Nasdaq: GKNT), the online network for the global geek community, today announced that Colon Washburn plans to step down as President and Chief Executive Officer of ThinkGeek, Inc., Geeknet's wholly-owned e-commerce subsidiary, effective December 31, 2012 and will transition his duties between now and the end of the year.

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The Board of Directors and senior management of Geeknet have initiated a search process for a replacement for Mr. Washburn.

Ken Langone, Chairman and Chief Executive Officer of Geeknet, said, "I would like to thank Colon for his service to ThinkGeek. In his time at the company, Colon has been instrumental in creating a more efficient inventory management system and achieving substantial costs savings in our warehouse operations while at the same time investing in the research and development that makes ThinkGeek the premier retailer for the global geek community. He has helped create the foundation for lasting success at ThinkGeek, and the Board and management greatly appreciate his contributions and wish him all the best in his future pursuits."

Mr. Washburn said, "Having accomplished my primary objectives as head of ThinkGeek, I am looking forward to returning to my home to apply my experience to a new challenge. While I have decided to pursue other endeavors, I am committed to remaining focused on serving ThinkGeek through the end of the year and am looking forward to another successful holiday season."

ABOUT THINKGEEK

ThinkGeek is the premier retailer for the global geek community. A wholly owned subsidiary of Geeknet, Inc., ThinkGeek was founded in 1999 to serve the distinct needs and interests of technology professionals and enthusiasts. Today, ThinkGeek has grown to become the first choice for innovative and imaginative gifts that appeal to the geek in everyone. For more information, please visit www.thinkgeek.com or call 1.888.GEEKSTUFF.

ABOUT GEEKNET

Geeknet is home to some of the best-known brands in the geek universe, and is the online network for the global geek community. We serve an audience of approximately 48 million visitors each month* and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and Freecode are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

(*Source: Google Analytics and Omniture, June 2012.)

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "should," "anticipate," "potential," "intend," "expect," "believe," and variations of such words and similar expressions, are intended to identify such forward-looking statements, which include, but are not limited to, statements regarding our expectations and beliefs regarding the future management of our e-commerce businesses. These statements are based on our current expectations, and involve risks and uncertainties. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including our ability to attract and retain qualified candidates in a timely manner. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the period ending June 30, 2012, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

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CONTACT: Todd Friedman, The Blueshirt Group, +1-415-217-7722, ir@geek.net